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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
EDISON BROTHERS STORES, INC. AND SUBSIDIARIES


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                                   13 Weeks Ended       26 Weeks Ended

                                   August 2,  August 3, August 2, August 3,
                                   1997       1996      1997      1996
                                    (In thousands, except pershare data)


Income/(Loss) from continuing operations$162 $(25,215) $(16,865)$(42,890)
Preferred stock dividends                 -         -         -        -
Net Income/(Loss) applicable to common
 stock                                  $162 $(25,215) $(16,865) $(42,890)

SIMPLE AND PRIMARY
  Weighted average shares outstanding 22,202  22,202      22,202   22,168
Net effect of dilutive stock options -
       based on the treasury method       -                     -
     TOTAL                            22,202  22,202       22,202  22,168

Per common share amounts: Simple

  Net Income/(Loss) applicable to common

     stock                           $   (.01)$ (1.14)  $  (.76)  $(1.93)

Per common share amounts: Primary
  Net Income/(Loss) applicable to common
     stock                           $   (.01)$( 1.14) $   (.76)$  (1.93)

FULLY DILUTED
  Weighted average shares outstanding  22,202  22,202     22,202   22,168
  Net effect of dilutive stock options -
    based on the treasury method
    TOTAL                              22,202  22,202     22,202   22,168

Per common share amounts: Fully Diluted
Net Income/(Loss) applicable to common
     stock                           $   (.01) $(1.14)    $ (.76)$ (1.93)


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